Exhibit 1

January 25, 2010

JAPAN FINANCE CORPORATION

RECENT DEVELOPMENTS

In this document “we”, “our”, “us” and “JFC” refer to Japan Finance Corporation; “JBIC” refers to Japan Bank for International Cooperation, the international arm of JFC; and the “Predecessor” refers to Japan Bank for International Cooperation, one of JFC’s predecessor entities.

SUMMARY UNAUDITED JAPANESE GAAP FINANCIAL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2009

The table below sets forth the summary unaudited financial information of JFC and JBIC, as the international arm of JFC, as of and for the six months ended September 30, 2009, prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”).

Balance Sheet—JFC (unaudited)

As of September 30, 2009
(in millions)
ASSETS:
Assets:
Cash and due from banks	¥2,587,954
Securities	285,379
Loans and bills discounted	26,942,130
Other assets	889,203
Property, plant and equipment	283,462
Intangible fixed assets	10,316
Customers’ liabilities for acceptances and guarantees	1,751,768
Allowance for loan losses	(434,681)

Total assets	¥32,315,532

LIABILITIES, CAPITAL AND RESERVES:
Liabilities:
Call money	¥35,500
Borrowed money	19,317,821
Short-term bonds payable	29,997
Bonds payable	5,588,213
Entrusted funds	36,775
Reserve for insurance policy liabilities	1,254,817
Other liabilities	117,172
Provision for bonuses	6,141
Provision for directors’ bonuses	30
Provision for retirement benefits	202,414
Provision for directors’ retirement benefits	48
Reserve for compensation losses	22,072
Acceptances and guarantees	1,751,768

Total liabilities	28,362,775

Net assets:
Capital Stock:	3,039,105
Capital surplus	1,459,403
Retained earnings	(685,804)
Valuation and translation adjustments	140,053

Total net assets	3,952,757

Total liabilities and net assets	¥32,315,532

Statement of Operations—JFC (unaudited)

Six months ended September 30, 2009
(in millions)
Ordinary Income:
Interest income	¥267,694
Fees and commissions	5,955
Insurance premiums and other	75,113
Other ordinary income	0
Receipts from the national budget	19,490
Other income	653

368,908
Ordinary Expenses:
Interest expenses	158,457
Fees and commissions payments	4,926
Expenses on insurance claims and other	597,207
Other ordinary expenses	5,729
General and administrative expenses	66,461
Other expenses	113,998

946,780

Ordinary profits (loss)	(577,871)
Extraordinary income	1,707
Extraordinary losses	132

Net income (loss)	¥(576,296)

Our ordinary income for the six months ended September 30, 2009 (our first fiscal period) was ¥368,908 million. Most of this was attributable to interest income, which amounted to ¥267,694 million. A significant portion of our interest income related to such income in the JBIC Operations (¥88,812 million) and in the operations aimed at micro business and individuals (¥81,650 million).

Our ordinary expenses for the six months ended September 30, 2009 was ¥ 946,780 million. Most of this was attributable to insurance claims, amounting to ¥597,207 million, relating to credit insurance provided in the operations aimed at small and medium enterprises.

For the six months ended September 30, 2009, we incurred net loss of ¥576,296 million, most of which was attributable to the operations aimed at small and medium enterprises.

Balance Sheet—JBIC (as the international arm of JFC) (unaudited)

As of September 30, 2009
(in millions)
ASSETS:
Assets:
Cash and due from banks	¥327,080
Securities	32,010
Loans and bills discounted	7,769,127
Other assets	830,568
Property, plant and equipment	38,059
Intangible assets	2,301
Customers’ liabilities for acceptances and guarantees	1,724,880
Allowance for loan losses	(129,528)

Total assets	¥10,594,500

LIABILITIES, CAPITAL AND RESERVES:
Liabilities:
Borrowed money	¥4,687,015
Bonds payable	2,203,713
Other liabilities	47,949
Provision for bonuses	542
Provision for directors’ bonuses	8
Provision for retirement benefits	11,626
Provision for directors’ retirement benefits	11
Acceptances and guarantees	1,724,880

Total liabilities	8,675,747

Net Assets:
Capital Stock:	1,035,500
Retained earnings	743,199
Valuation and translation adjustments	140,053
Total net assets	1,918,752

Total liabilities and net assets	¥10,594,500

Statement of Operations—JBIC (as the international arm of JFC) (unaudited)

Six months ended September 30, 2009
(in millions)
Ordinary Income:
Interest income	¥88,812
Fees and commissions	5,277
Other ordinary income	176

94,266
Ordinary Expenses:
Interest expenses	61,624
Fees and commissions payments	385
Other ordinary expenses	4,482
General and administrative expenses	8,011
Other expenses	3,157

77,660

Ordinary income	16,605
Extraordinary income	586
Extraordinary losses	3

Net income	¥17,188

The ordinary income of the JBIC Operations for the six months ended September 30, 2009 was ¥94,266 million. Most of this was attributable to interest income, which amounted to ¥88,812 million, reflecting measures undertaken in response to the global financial crisis, and financing and other assistance provided to large-scale natural resource and infrastructure projects. (The Predecessor recorded ¥120,386 million of interest income in its international financial account for the six months ended September 30, 2008, and such interest income was ¥340,867 million for the year ended March 31, 2008.)

The ordinary expenses of the JBIC Operations for the six months ended September 30, 2009 was ¥77,660 million. Most of this was attributable to interest expenses, amounting to ¥61,624 million, which mostly reflected interest expenses for our borrowings and outstanding debt securities. (The Predecessor recorded ¥88,863 million of interest expenses in its international financial account for the six months ended September 30, 2008, and such interest expenses amounted to ¥273,771 million for the year ended March 31, 2008.)

For the six months ended September 30, 2009, we had recorded net income of ¥17,188 million for the JBIC Operations.

NON-PERFORMING LOANS

Our asset qualify self-assessment is based on our financial statements prepared in accordance with Japanese GAAP.

The following table sets forth the results of our assessment of our loans relating to the JBIC Operations as of September 30, 2009, classified in all material respects according to the standards under the Banking Law (Law No. 59 of 1981, as amended) (the “Banking Law”):

Principal Amount of Non-Performing Loans

Calculated and Disclosed under Banking Law

As of September 30, 2009
(in millions)
Bankrupt loans(a)	¥26,908
Non-accrual loans(b)	108,349
Past due loans (three months or more)(c)	8,232
Restructured loans(d)	89,063

Total	¥232,553

(a)	“Bankrupt loans”, of loans which are placed non-accrual status when collection of either the principal or interest becomes doubtful, are loans to borrowers which have begun bankruptcy, composition, reorganization, winding-up or special liquidation proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Commercial Code or other similar laws of Japan or have had their transactions with the promissory note clearinghouse suspended, or loans to borrowers which have begun similar proceedings under any foreign law. Our loans as of September 30, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥44,442 million; operations aimed at agriculture, forestry, fisheries and food business—¥1,803 million; and operations aimed at small and medium enterprises—¥47,363 million.
(b)	“Non-accrual loans” are loans which are placed non-accrual status when collection of either the principal or interest becomes doubtful, but exclude “Bankrupt loans” and loans the terms of which we have modified in favor of borrowers in order to expedite the borrower’s restructuring and to support the borrower by deferring interest payments. Our loans as of September 30, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥158,670 million; operations aimed at agriculture, forestry, fisheries and food business—¥70,316 million; and operations aimed at small and medium enterprises—¥452,541 million.
(c)	“Past due loans (three months or more)” are loans for which principal and/or interest is past due three months or more from the date following the scheduled payment date, but exclude “Bankrupt loans” and “Non-accrual loans”. Our loans as of September 30, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥661 million; operations aimed at agriculture, forestry, fisheries and food business—¥4,459 million; and operations aimed at small and medium enterprises—none.
(d)	“Restructured loans” are loans the terms of which we have modified in favor of borrowers in order to expedite the borrowers’ restructuring and to support the borrower by, among other things, reducing the stated interest rate, deferring interest payments or write downs, but exclude (1) “Bankrupt loans”, (2) “Non-accrual loans”, and (3) “Past due loans (three months or more)”. Our loans as of September 30, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥348,590 million; operations aimed at agriculture, forestry, fisheries and food business—¥19,278 million; and operations aimed at small and medium enterprises—¥104,186 million.

The following table sets forth the result of our assessment of our loan portfolio relating to the JBIC Operations as of September 30, 2009, classified in all material respects according to the standards under the Law on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”):

Problem Assets

Calculated and Disclosed under Financial Revitalization Law

As of September 30, 2009
(in millions)
Bankrupt and quasi-bankrupt assets(a)	¥26,908
Doubtful assets(b)	108,349
Substandard loans(c)	97,295

Total	¥232,553

(a)	“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated. Our loans as of September 30, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥141,799 million; operations aimed at agriculture, forestry, fisheries and food business—¥10,718 million; and operations aimed at small and medium enterprises—¥115,240 million.
(b)	“Doubtful assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis. Our loans as of September 30, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥62,228 million; operations aimed at agriculture, forestry, fisheries and food business—¥61,429 million; and operations aimed at small and medium enterprises—¥385,356 million.
(c)	“Substandard loans” are (1) “Past due loans (three months or more)” for which principal and/or interest is past due three months or more from the date following the scheduled payment date excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which we granted concessions to borrowers in financial difficulties to assist them in their financial recovery and eventually be able to pay to creditors, but exclude “Bankrupt and quasi-bankrupt assets”, “Doubtful assets” and “Past due loans (three months or more)”. Our loans as of September 30, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥349,251 million; operations aimed at agriculture, forestry, fisheries and food business—¥23,737 million; and operations aimed at small and medium enterprises—¥104,186 million.

RECENT DEVELOPMENTS CONCERNING JAPAN AIRLINES CORPORATION

On January 19, 2010, Japan Airlines Corporation and two of its subsidiaries (together, the “JAL group”) filed for bankruptcy protection with the Tokyo District Court under the Corporate Reorganization Act of Japan. We have outstanding loans to the JAL group as well as guarantees with respect to certain indebtedness of the JAL group. As part of the reorganization procedures under the Corporate Reorganization Act, a portion of indebtedness owed by the JAL group to us with respect to such loans and guarantees could become uncollectible. Also, we provide credit insurance underwriting—covering a certain portion of losses, if any, to be incurred by specified financial institutions on their loans to third parties—with respect to certain loans owed by the JAL group. The aggregate principal amounts of such loans and guarantees as of January 19, 2010 were as follows (the yen amounts shown below have been rounded to the nearest million yen):

•	Loans (JBIC Operations): ¥19,182 million

All of the above loans are collateralized. In addition to the above loans, we have provided loans, with respect to aircraft leases under which the JAL group is the lessee, the aggregate principal amount of which was ¥19,402 million as of January 19, 2010. According to the Business Revival Plan prepared by the JAL group, the lease payments under aircraft leases would continue following the JAL group’s filing under the Corporate Reorganization Act.

•	Guarantees (JBIC Operations): ¥130,680 million

All of the above guarantees are collateralized. In addition to the above guarantees, we have provided guarantees, with respect to certain aircraft leases under which the JAL group is the lessee, the aggregate amount of which was ¥184,835 million as of January 19, 2010. According to the Business Revival Plan prepared by the JAL group, the lease payments under aircraft leases would continue following the JAL group’s filing under the Corporate Reorganization Act.

•	Credit Insurance Underwriting (Crisis Response Operations): ¥67,000 million

Eighty percent of the above amount, or ¥53,600 million (as of January 19, 2010), is covered by credit insurance provided by us.